Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

STAFFING 360 SOLUTIONS, INC.

Staffing 360 Solutions, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify that:

1.       The original Certificate of Incorporation of this Corporation was filed with the Secretary of State of Delaware on October 12, 2016.

2.       The Amended and Restated Certificate of Incorporation of this Corporation was filed with the Secretary of State of Delaware on June 15, 2017 (the “Certificate of Incorporation”).

3.       The Certificate of Incorporation was further amended by Certificates of Amendment of Amended and Restated Certificate of Incorporation of Staffing 360 Solutions, Inc., filed with the Secretary of State of Delaware on January 3, 2018 and June 30, 2021.

4.       Resolutions were duly adopted by the Board of Directors of the Corporation setting forth this proposed Amendment to the Certificate of Incorporation and declaring said amendment to be advisable and calling for the consideration and approval thereof at a meeting of the stockholders of the Corporation.

5.       The Certificate of Incorporation is hereby amended by:

a. deleting in its entirety the first paragraph of Article FOURTH and replacing it with the following:

“FOURTH. Capital Stock. The total number of shares of stock which the Corporation shall have authority to issue is 220,000,000 shares, consisting of: (x) 200,000,000 shares of common stock, par value $0.00001 per share (the “Common Stock”), and (y) 20,000,000 shares of preferred stock, par value $0.00001 per share (the “Preferred Stock”), issuable in one or more series as hereinafter provided.”

b. revising Article FOURTH by deleting paragraph (a) and inserting a new paragraph (a) as follows:

“(a) Common Stock. Except as may otherwise be provided in this Certificate of Incorporation, in a Preferred Stock Designation (as hereinafter defined), or as required by law, the holders of outstanding shares of Common Stock shall have the right to vote on all questions to the exclusion of all other stockholders, each holder of record of Common Stock being entitled to one vote for each share of Common Stock standing in the name of the stockholder on the books of the Corporation. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of this Amended and Restated Certificate of Incorporation) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.”

6.       Pursuant to the resolution of the Board of Directors, a meeting of the stockholders of the Company was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of each of the foregoing amendments.

7.       Each of the foregoing amendments was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

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IN WITNESS WHEREOF, Staffing 360 Solutions, Inc. has caused this Certificate to be executed by its duly authorized officer on this 27th day of December, 2021.

STAFFING 360 SOLUTIONS, INC.

By:	/s/ Brendan Flood
Brendan Flood
Chief Executive Officer and Chairman of the Board